Exhibit 99.1


THE                                                                     News
ESTEE                                                                  Contact:
LAUDER                                                      Investor Relations:
COMPANIES INC.                                                  Dennis D'Andrea
                                                                 (212) 572-4384

                                                               Media Relations:
767 Fifth Avenue                                                   Sally Susman
New York, NY  10153                                              (212) 572-4430

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE:


                    ESTEE LAUDER COMPANIES LOWERS OUTLOOK FOR
                     FISCAL 2002 FIRST QUARTER AND FULL YEAR


New York, NY, September 28, 2001 - The Estee Lauder Companies Inc. (NYSE: EL) today announced it is lowering its net sales and net earnings expectations for its fiscal 2002 first quarter and full year. The lower expectations, due in large part to recent events, reflect further uncertainty about consumer confidence and spending, inventory contraction by U.S. retailers, and a significant reduction in worldwide travel, directly affecting the Company's travel retail business. The Company cannot predict with certainty the extent or duration of these conditions and remains cautious that the current economic climate may affect the overall holiday season and the Company's results for the first half of the fiscal year.

Fred H. Langhammer, President and Chief Executive Officer, said, "Every company is facing unexpected challenges brought about by the recent dramatic events, which have further compounded an already soft economy. Despite these challenges, we will grow our Company this year. We have encountered difficult periods before, driven by external events, and have responded with determination and achieved growth. This year will be no exception."

Mr. Langhammer added, "We are continuing to focus on our strategies to grow through product innovation, distribution enhancements and program execution. Our business fundamentals are solid, our Company is strong and we will stay on the course of action that has made us successful."

The Company currently expects a net sales increase for the fiscal 2002 full year of between 5% and 6% on a constant currency basis versus the prior fiscal year, compared with its previous expectations of 7% to 9% sales growth. As a result, the Company expects diluted earnings per share for fiscal 2002 to be between $1.45 and $1.50. The Company continues to anticipate that its business performance will accelerate during the fiscal year, with stronger growth in the second half than in the first half. The adverse effect of exchange rates could temper reported sales growth for the full fiscal year by approximately one percentage point.

Net sales for the fiscal 2002 first quarter are expected to be flat to up 1% on a constant currency basis versus last fiscal year's first quarter, compared with previous expectations of sales growth of between 4% and 5%. Given the revised sales expectations, the Company anticipates that diluted earnings per share for the first quarter will be approximately $.38. In addition to the cautious retail outlook and the importance of the last two weeks of September for shipments in the Americas region, the fiscal 2002 first quarter will face a very difficult comparison with the same prior-year quarter. Last year, the Company reported an overall 10% sales increase in local currency and strong growth in each region and most product categories. The first quarter net sales in constant currency are expected to be led by low double-digit growth in Asia/Pacific and mid-single-digit growth in Europe, the Middle East & Africa, while the Americas is expected to report a low single-digit sales decline. On a product category basis, in constant currency, the Company expects its strongest sales growth from hair care, off of a smaller base, followed by a solid increase in makeup and modest growth in skin care, while fragrance sales are expected to post a small decline. The adverse effect of exchange rates in Europe and Asia could temper reported sales growth by one to two percentage points.


Forward-looking Statements
--------------------------

The forward-looking statements in this press release, including those containing words like "will," "expect," "anticipate," and "estimate" and those in Mr. Langhammer's remarks involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the following:

           (i) increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

           (ii) the Company's ability to develop, produce and market new products on which future operating results may depend;

           (iii) consolidations and restructurings in the retail industry causing a decrease in the number of stores that sell the Company's products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company's competitors and ownership of competitors by the Company's customers that are retailers;

           (iv) shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

           (v) social, political and economic risks to the Company's foreign manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

           (vi) changes in the laws, regulations and policies, including changes in accounting standards, and legal or regulatory proceedings, that affect, or will affect, the Company in the United States and abroad;

           (vii) foreign currency fluctuations affecting the Company's results of operations and the value of its foreign assets, the relative prices at which the Company sells its products and its foreign competitors sell products in the same markets and the Company's operating and manufacturing costs outside of the United States;

           (viii) changes in global or local economic conditions that could affect consumer purchasing and the cost and availability of capital to the Company, which may be needed for new equipment, facilities or acquisitions;

           (ix) shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities which, due to consolidations in the Company's manufacturing operations, now manufacture nearly all of the Company's supply of a particular type of product (i.e., focus factories);

           (x) real estate rates and availability, which may affect the Company's ability to increase the number of retail locations at which the Company's products are sold;

           (xi) changes in product mix to products which are less profitable;

           (xii) the Company's ability to develop e-commerce capabilities, and other new information and distribution technologies, on a timely basis and within the Company's cost estimates;

           (xiii) the Company's ability to integrate acquired businesses and realize value therefrom; and

           (xiv) consequences attributable to the events that took place in New York City and Washington, D.C. on September 11, 2001.


The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 120 countries and territories under well-recognized brand names, including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M.A.C, Bobbi Brown, Tommy Hilfiger, La Mer, jane, Donna Karan, Aveda, Stila, Jo Malone and Bumble and bumble.

An electronic version of this release can be found at the Company's Website, www.elcompanies.com.